UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/15/2008

Pennsylvania Real Estate Investment Trust
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6300

Pennsylvania	23-6216339
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

The Bellevue, 200 South Broad Street, Philadelphia, PA 19102
(Address of principal executive offices, including zip code)

215-875-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On December 15, 2008, a subsidiary of Pennsylvania Real Estate Investment Trust (the "Company") entered into a $70.0 million mortgage loan with The Prudential Insurance Company of America and New York Life Insurance Company (collectively, the "Lenders"). The loan is secured by Exton Square Mall in Exton, Pennsylvania. The loan has a five year term, bears interest at a rate of 7.50% per annum and will be repaid based on a 30 year amortization schedule.

After the first anniversary of the closing, the borrower may prepay the loan in whole subject to the payment of a specified make-whole amount, except during the last three months of the term, when no make whole amount payment is required. The loan agreement contains various customary events of default, including, among other things, nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; and violation of covenants. If an event of default occurs under the loan agreement, then, subject to customary cure rights, the Lenders may declare the entire outstanding balance, including all accrued and unpaid interest, fees and other obligations of the borrower, to be immediately due and payable. Upon the occurrence of certain bankruptcy events with respect to the borrower or PREIT Associates, L.P., the Company's operating partnership, the entire outstanding balance of the loan automatically becomes immediately due and payable. PREIT Associates has agreed to guarantee the payment of certain non recourse carve outs under the loan agreement and the payment of all make whole amounts under the loan.

On December 16, 2008, the Company also announced that two subsidiaries of the Company borrowed an aggregate of $103.0 million through two separate non-recourse loan transactions, each of which is secured by a mortgage on a mall owned indirectly by the Company. The malls are Francis Scott Key Mall (Frederick, Maryland) and Viewmont Mall (Scranton, Pennsylvania).

The loan secured by Francis Scott Key Mall is for a principal amount of $55.0 million. The loan secured by Viewmont Mall is for a principal amount of $48.0 million. The interest rate on both loans has been swapped to a fixed rate of 5.245%. The loans mature on December 1, 2013. Interest only is payable until the maturity date. The loans contain a debt service coverage ratio covenant. The borrowers may prepay the loans in whole or in part, subject to the payment of a prepayment fee if a loan is repaid within 36 months of closing. The loan agreements contain various customary events of default, including, among other things, nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants; and the occurrence of certain bankruptcy events with respect to the borrower, the owner of the mall or PREIT Associates. If an event of default occurs under a loan agreement, then, subject to customary cure rights, the lender may declare the entire outstanding balance of such loan, including all accrued and unpaid interest, fees and other obligations of the borrower, to be immediately due and payable. PREIT Associates has agreed to guarantee the payment of certain non recourse carve outs under the loan agreements.

The proceeds from these three financings were used to repay the previous $93 million Exton Square Mall mortgage, repay a portion of the amount outstanding under the Company's Credit Facility and for general corporate purposes.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennsylvania Real Estate Investment Trust

Date: December 19, 2008	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President, General Counsel and Secretary